CAMPBELL REPORTS FIRST-QUARTER FISCAL 2024 RESULTS
REAFFIRMS FULL-YEAR FISCAL 2024 GUIDANCE

•Net Sales were $2.5 billion, decreasing 2% or 1% on an organic basis. On a two-year-compound annual growth rate (CAGR), net sales increased approximately 6% and organic net sales increased approximately 7% due to favorable net price realization and brand strength.
•Earnings Before Interest and Taxes (EBIT) were $358 million; Adjusted EBIT was $407 million, down 9%.
•Earnings Per Share (EPS) were $0.78; Adjusted EPS was $0.91, down 11%.
•Reaffirms full-year fiscal 2024 guidance and continues to expect the acquisition of Sovos Brands, Inc. (Sovos Brands) to close in calendar year 2024.

CAMDEN, N.J., Dec. 6, 2023—Campbell Soup Company (NYSE:CPB) today reported results for its first-quarter fiscal 2024 ended October 29, 2023.

CEO Comments
“Our first-quarter results were in line with our expectations, as we continue to effectively navigate the current consumer landscape, while lapping 15% growth rates from a year ago,” said Mark Clouse, Campbell's President and CEO. "We are off to an encouraging start in our important holiday season, and we expect to build momentum for the balance of the fiscal year behind disciplined execution, stepped up innovation, and the overall relevance of our brands in this current environment. As a result, we are confident in reaffirming our full-year guidance. Lastly, we remain excited about adding the Sovos Brands portfolio and expect to close the transaction in calendar year 2024.”

	Three Months Ended
($ in millions, except per share)	October 29, 2023	October 30, 2022	% Change
Net Sales
As Reported (GAAP)	$2,518	$2,575	(2)%
Organic			(1)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$358	$436	(18)%
Adjusted	$407	$449	(9)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.78	$0.99	(21)%
Adjusted	$0.91	$1.02	(11)%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	October 29, 2023	October 30, 2022
As Reported (GAAP)	$0.78	$0.99

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.03	$0.01

Commodity mark-to-market adjustments	$0.04	$(0.01)

Accelerated amortization	$0.02	$—

Costs associated with pending acquisition	$0.03	$—

Cybersecurity incident costs	$0.01	$—

Plum litigation expenses	$0.01	$—

Pension actuarial losses (gains)	$—	$0.04

Adjusted*	$0.91	$1.02
*Numbers may not add due to rounding.

First-Quarter Results
Net sales in the quarter decreased 2%. Organic net sales decreased 1% to $2.5 billion, following a 15% increase in the prior year that reflected double-digit inflation driven pricing and supply chain recovery. As expected, volume / mix in the first quarter was down 5% versus prior year and was partially offset by net price realization of 3%.

Gross profit decreased to $788 million from $834 million. Gross profit margin was 31.3% compared to 32.4%. Excluding items impacting comparability, adjusted gross profit was $808 million compared to $829 million in the prior year. Adjusted gross profit margin declined 10 basis points to 32.1% and was primarily driven by unfavorable volume / mix, with net price realization, supply chain productivity improvements and cost savings initiatives offsetting higher cost inflation and other supply chain costs.

Marketing and selling expenses increased 10% to $222 million. Excluding items impacting comparability in the current year, adjusted marketing and selling expenses increased 9% to $220 million. The increase included higher advertising and consumer promotion expense (A&C), which increased 6%, primarily driven by increased spend in Snacks. On both a reported and adjusted basis, marketing and selling expenses represented approximately 9% of net sales.

Administrative expenses were comparable to the prior year at $158 million. Excluding items impacting comparability, adjusted administrative expenses decreased 3% to $150 million primarily due to lower general administrative costs, partially offset by inflation.

Other expenses were $24 million compared to other expenses of $18 million in the prior year. Excluding items impacting comparability, adjusted other expenses were $8 million compared to adjusted other expenses of $3 million in the prior year primarily due to lower benefits from pension and postretirement income.

As reported EBIT decreased to $358 million from $436 million. Excluding items impacting comparability, adjusted EBIT decreased 9% to $407 million primarily due to lower adjusted gross profit, higher adjusted marketing and selling expenses and changes in pension and postretirement benefit income, partially offset by lower adjusted administrative expenses.

Net interest expense was $48 million compared to $46 million. The effective tax rate was 24.5% compared to 23.8%. Excluding items impacting comparability, the adjusted effective tax rate increased 40 basis points to 24.2%.

As reported EPS decreased to $0.78 per share compared to $0.99 per share. Excluding items impacting comparability, adjusted EPS decreased $0.11, or 11%, to $0.91 per share compared to $1.02 per share primarily reflecting the decrease in adjusted EBIT and slightly higher interest expense, partially offset by a reduction in the weighted average diluted shares outstanding.

Cash flow from operations was $174 million compared to $227 million primarily due to lower cash earnings. Capital expenditures were $143 million compared to $77 million. In line with Campbell’s commitment to return value to its shareholders, the company paid $114 million of cash dividends and repurchased common stock of approximately $28 million. At the end of the first quarter, the company had approximately $301 million remaining under the current $500 million strategic share repurchase program and approximately $76 million remaining under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
Through the first quarter, Campbell has achieved $895 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance synergies. The company remains on track to deliver savings of $1 billion by the end of fiscal 2025.

Full-Year Fiscal 2024 Guidance:
Based on the company’s first quarter performance, Campbell is reaffirming its full-year fiscal 2024 guidance range provided on August 31, 2023. Net sales for the full year are expected to reflect volume declines in the first half of fiscal 2024 with sequential improvement leading to positive volume trends in the second half. Additionally, net sales growth will reflect lower contribution from pricing and disciplined levels of promotion. The company continues to expect modest earnings and margin progress in fiscal 2024, weighted to the second half, reflecting a moderating inflationary environment and on-going productivity improvements. Other additional guidance assumptions can be found in the accompanying investor presentation available at investor.campbellsoupcompany.com/events-and-presentations.

The pending acquisition of Sovos Brands is currently expected to close in calendar 2024 and is not included in Campbell's current fiscal 2024 outlook. After the transaction closes, the company expects to update guidance expectations for the combined business.

The full-year fiscal 2024 guidance is set forth in the table below:

	FY2023 Results	FY2024 Guidance
($ in millions, except per share)
Net Sales	$9,357	(0.5)% to +1.5%
Organic Net Sales[1]	$9,306*	0% to +2%

Adjusted EBIT[2]	$1,367*	+3% to +5%

Adjusted EPS[2]	$3.00*	+3% to +5%
$3.09 to $3.15
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
1 Growth rate adjusted for the Emerald nuts business, which was divested on May 30, 2023.
2 Adjusted EBIT in fiscal 2023 included approximately $14 million and adjusted EPS included approximately $0.04 of litigation expenses related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021. We will exclude these expenses from our fiscal 2024 adjusted EBIT and adjusted EPS and thereafter as we do not believe that these expenses reflect our underlying operating performance.
Note: A non-GAAP reconciliation is not provided for fiscal 2024 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended October 29, 2023
	($ in millions)
	Meals & Beverages*	Snacks	Total*
Net Sales, as Reported	$1,404	$1,114	$2,518

Volume/Mix	(6)%	(4)%	(5)%
Net Price Realization	2%	5%	3%
Organic Net Sales	(3)%	1%	(1)%
Currency	—%	—%	—%
Divestiture[1]	—%	(2)%	(1)%
% Change vs. Prior Year	(4)%	(1)%	(2)%

Segment Operating Earnings	$287	$161
% Change vs. Prior Year	(13)%	5%

*Numbers do not add due to rounding.
1 Reflects the loss of net sales associated with the divestiture of the Emerald nuts business, which was completed on May 30, 2023.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter decreased 4% and organic net sales decreased 3% as declines in U.S. retail products, primarily declines in U.S. soup and beverages, were partially offset by an increase in foodservice. Volume / mix declines of 6% were partially offset by net price realization of 2%. Following an 11% increase in the prior year, sales of U.S. soup decreased 5% primarily due to decreases in condensed soups and ready-to-serve soups, partially offset by an increase in broth. On a two-year CAGR basis, Meals & Beverages reported and organic net sales grew approximately 5% and 6%, respectively.

Operating earnings in the quarter decreased 13% primarily due to lower gross profit. Gross profit margin decreased due to higher cost inflation and other supply chain costs as well as unfavorable volume / mix, net of supply chain productivity improvements and net price realization.

Snacks
Net sales in the quarter decreased 1%. Excluding the impact from the divestiture of the Emerald nuts business, organic net sales increased 1% driven by sales of its 8 power brands, which were up 5%. Sales growth was driven by increases in cookies and crackers, primarily Lance sandwich crackers and Goldfish crackers, partially offset by declines in sales of third-party partner brands. Sales benefited from net price realization of 5%, partially offset by volume / mix declines of 4%. On a two-year CAGR basis, Snacks reported and organic net sales grew approximately 7% and 8%, respectively.

Operating earnings in the quarter increased 5% primarily due to higher gross profit, partially offset by planned higher marketing and selling expenses. Gross profit margin increased due to net price realization and supply chain productivity improvements more than offsetting higher cost inflation and other supply chain costs.

Corporate
Corporate expense was $88 million in the first quarter of fiscal 2024 compared to $48 million in the prior year.

Corporate expense in the current quarter included the following:
•$15 million of unrealized mark-to-market losses on outstanding undesignated commodity hedges;
•$11 million of costs related to cost savings initiatives;
•$9 million of costs associated with the pending acquisition of Sovos Brands;
•$7 million of accelerated amortization;
•$3 million of costs associated with the cybersecurity incident; and
•$2 million of Plum litigation expenses.

Corporate expense in the first quarter of fiscal 2023 included:
•$15 million of pension actuarial losses;
•$3 million of costs related to cost savings initiatives; and
•$5 million of unrealized mark-to-market gains on outstanding undesignated commodity hedges.
After factoring in these items, the remaining increase in Corporate expense was primarily changes in pension and postretirement benefit income.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America. The segment included the results of our Emerald nuts business, which was sold on May 30, 2023.

About Campbell
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2023 net sales of $9.4 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the conditions to the completion of the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected, on the anticipated schedule, or at all; long-term financing for the Sovos Brands transaction may not be obtained on favorable terms, or at all; closing of the Sovos Brands transaction may not occur or be delayed, either as a result of litigation related to the transaction or otherwise or result in significant costs of defense, indemnification and liability; the risk that the cost savings and any other synergies from the Sovos Brands transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; completing the Sovos Brands transaction may distract our management from other important matters; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key supplier relationships; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changes in consumer demand for the company’s products and favorable perception of the company’s brands; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; the costs, disruption and diversion of management’s attention associated with activist investors; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including weather-related events; negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine and in Israel and Gaza), extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 29, 2023	October 30, 2022
Net sales	$2,518	$2,575
Costs and expenses
Cost of products sold	1,730	1,741
Marketing and selling expenses	222	201
Administrative expenses	158	158
Research and development expenses	24	21
Other expenses / (income)	24	18
Restructuring charges	2	—
Total costs and expenses	2,160	2,139
Earnings before interest and taxes	358	436
Interest, net	48	46
Earnings before taxes	310	390
Taxes on earnings	76	93
Net earnings	234	297
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$234	$297
Per share - basic
Net earnings attributable to Campbell Soup Company	$.79	$.99
Weighted average shares outstanding - basic	298	299
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.78	$.99
Weighted average shares outstanding - assuming dilution	299	301

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	October 29, 2023	October 30, 2022	Percent Change
Sales
Contributions:
Meals & Beverages	$1,404	$1,455	(4)%
Snacks	1,114	1,120	(1)%
Total sales	$2,518	$2,575	(2)%
Earnings
Contributions:
Meals & Beverages	$287	$331	(13)%
Snacks	161	153	5%
Total operating earnings	448	484	(7)%
Corporate income (expense)	(88)	(48)
Restructuring charges	(2)	—
Earnings before interest and taxes	358	436	(18)%
Interest, net	48	46
Taxes on earnings	76	93
Net earnings	234	297	(21)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$234	$297	(21)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.78	$.99	(21)%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	October 29, 2023	October 30, 2022
Current assets	$2,239	$2,304
Plant assets, net	2,429	2,312
Intangible assets, net	7,085	7,160
Other assets	504	401
Total assets	$12,257	$12,177
Current liabilities	$2,310	$3,033
Long-term debt	4,500	3,994
Other liabilities	1,690	1,681
Total equity	3,757	3,469
Total liabilities and equity	$12,257	$12,177
Total debt	$4,706	$4,852
Total cash and cash equivalents	$91	$130

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Three Months Ended
	October 29, 2023	October 30, 2022
Cash flows from operating activities:
Net earnings	$234	$297
Adjustments to reconcile net earnings to operating cash flow
Stock-based compensation	17	15
Pension and postretirement benefit expense	1	11
Depreciation and amortization	96	91
Deferred income taxes	7	3
Other	31	25
Changes in working capital
Accounts receivable	(207)	(198)
Inventories	(52)	(118)
Other current assets	(29)	(10)
Accounts payable and accrued liabilities	82	123
Other	(6)	(12)
Net cash provided by operating activities	174	227
Cash flows from investing activities:
Purchases of plant assets	(143)	(77)
Purchases of route businesses	(4)	(1)
Sales of route businesses	10	—
Net cash used in investing activities	(137)	(78)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	1,103	557
Short-term repayments, including commercial paper	(1,081)	(512)
Dividends paid	(114)	(115)
Treasury stock purchases	(28)	(41)
Treasury stock issuances	—	2
Payments related to tax withholding for stock-based compensation	(14)	(18)
Other	(1)	—
Net cash used in financing activities	(135)	(127)
Effect of exchange rate changes on cash	—	(1)
Net change in cash and cash equivalents	(98)	21
Cash and cash equivalents — beginning of period	189	109
Cash and cash equivalents — end of period	$91	$130

Reconciliation of GAAP to Non-GAAP Financial Measures
First Quarter Ended October 29, 2023
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses; and costs related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	October 29, 2023			October 30, 2022			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,404	$3	$1,407	$1,455	$—	$1,455	(4)%	(3)%
Snacks	1,114	(1)	1,113	1,120	(17)	1,103	(1)%	1%
Total Net Sales	$2,518	$2	$2,520	$2,575	$(17)	$2,558	(2)%	(1)%

Three Months Ended
	October 29, 2023			October 31, 2021			Two-Year CAGR
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,404	$10	$1,414	$1,266	$—	$1,266	5%	6%
Snacks	1,114	(1)	1,113	970	(19)	951	7%	8%
Total Net Sales	$2,518	$9	$2,527	$2,236	$(19)	$2,217	6%	7%

Three Months Ended
	October 30, 2022			October 31, 2021	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Total Net Sales	$2,575	$7	$2,582	$2,236	15%	15%

Year Ended
	July 30, 2023
(millions)	Net Sales, as Reported	Impact of Divestiture	Organic Net Sales for FY 2024 Guidance
Meals & Beverages	$4,907	$—	$4,907
Snacks	4,450	(51)	4,399
Total Net Sales	$9,357	$(51)	$9,306

Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, costs associated with acquisitions, costs related to a cybersecurity incident, certain litigation expenses, actuarial gains or losses on pension and postretirement plans, and gains or losses on divestitures. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years.
In the first quarter of fiscal 2024, the company recorded Restructuring charges of $2 million and implementation costs and other related costs of $5 million in Administrative expenses, $3 million in Cost of products sold, $2 million in Marketing and selling expenses and $1 million in Research and development expenses (aggregate impact of $10 million after tax, or $.03 per share) related to these initiatives. In the first quarter of fiscal 2023, the company recorded implementation costs and other related costs of $3 million in Administrative expenses ($.01 per share) related to these initiatives. For the year ended July 30, 2023, the company recorded Restructuring charges of $16 million and implementation costs and other related costs of $24 million in Administrative expenses, $18 million in Cost of products sold, $5 million in Marketing and selling expenses and $3 million in Research and development expenses (aggregate impact of $50 million after tax, or $.17 per share) related to these initiatives.
(2)In the first quarter of fiscal 2024, the company recognized losses in Cost of products sold of $15 million ($11 million after tax, or $.04 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the first quarter of fiscal 2023, the company recognized gains in Cost of products sold of $5 million ($4 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 30, 2023, the company recognized gains in Cost of products sold of $21 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the first quarter of fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers. For the year ended July 30, 2023, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers.
(4)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. and incurred costs in Other expenses / (income) of $9 million ($8 million after tax, or $.03 per share) associated with the pending acquisition, which the company expects to close in calendar 2024. For the year ended July 30, 2023, the company incurred costs in Other expenses / (income) of $5 million ($4 million after tax, or $.01 per share) associated with the pending acquisition.
(5)In the first quarter of fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to a cybersecurity incident that was identified in the fourth quarter of fiscal 2023.
(6)In the first quarter of fiscal 2024, the company recorded pre- and after-tax litigation expenses in Administrative expenses of $2 million ($.01 per share) related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021.
(7)In the first quarter of fiscal 2023, the company recognized an actuarial loss in Other expenses / (income) of $15 million ($11 million after tax, or $.04 per share). The actuarial loss related to interim remeasurements of a U.S. pension plan due to lump sum distributions that were expected to exceed service and interest costs resulting in settlement accounting for the plan. For the year ended July 30, 2023, the company recognized actuarial gains on pension and postretirement plans in Other expenses / (income) of $15 million ($11 million after tax, or $.04 per share).
(8)For the year ended July 30, 2023, the company recorded a pre- and after-tax loss in Other expenses / (income) of $13 million ($.04 per share) on the sale of its Emerald nuts business.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	October 29, 2023			October 30, 2022
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$788	$20	$808	$834	$(5)	$829	(3)%
Gross profit margin	31.3%		32.1%	32.4%		32.2%	(10) pts

Marketing and selling expenses	$222	$(2)	$220	$201	$—	$201	9%
As a percentage of Net sales	9%		9%	8%		8%
Administrative expenses	$158	$(8)	$150	$158	$(3)	$155	(3)%
Research and development expenses	$24	$(1)	$23	$21	$—	$21
Other expenses / (income)	$24	$(16)	$8	$18	$(15)	$3
Restructuring charges	$2	$(2)	$—	$—	$—	$—

Earnings before interest and taxes	$358	$49	$407	$436	$13	$449	(9)%
Interest, net	48	—	48	46	—	46	4%
Earnings before taxes	$310	$49	$359	$390	$13	$403
Taxes	76	11	87	93	3	96
Effective income tax rate	24.5%		24.2%	23.8%		23.8%	40 pts
Net earnings attributable to Campbell Soup Company	$234	$38	$272	$297	$10	$307	(11)%
Diluted net earnings per share attributable to Campbell Soup Company	$.78	$.13	$.91	$.99	$.03	$1.02	(11)%
(a) See following tables for additional information.

	Three Months Ended
	October 29, 2023
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Commodity mark-to-market (2)	Accelerated amortization (3)	Costs associated with pending acquisition (4)	Cybersecurity incident costs (5)	Plum litigation expenses (6)	Adjustments
Gross profit	$3	$15	$—	$—	$2	$—	$20
Marketing and selling expenses	(2)	—	—	—	—	—	(2)
Administrative expenses	(5)	—	—	—	(1)	(2)	(8)
Research and development expenses	(1)	—	—	—	—	—	(1)
Other expenses / (income)	—	—	(7)	(9)	—	—	(16)
Restructuring charges	(2)	—	—	—	—	—	(2)
Earnings before interest and taxes	$13	$15	$7	$9	$3	$2	$49
Interest, net	—	—	—	—	—	—	—
Earnings before taxes	$13	$15	$7	$9	$3	$2	$49
Taxes	3	4	2	1	1	—	11
Net earnings attributable to Campbell Soup Company	$10	$11	$5	$8	$2	$2	$38
Diluted net earnings per share attributable to Campbell Soup Company*	$.03	$.04	$.02	$.03	$.01	$.01	$.13
*The sum of individual per share amounts may not add due to rounding.

	Three Months Ended
	October 30, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Commodity mark-to-market (2)	Pension and postretirement adjustments (7)	Adjustments
Gross profit	$—	$(5)	$—	$(5)
Administrative expenses	(3)	—	—	(3)
Other expenses / (income)	—	—	(15)	(15)
Earnings before interest and taxes	$3	$(5)	$15	$13
Interest, net	—	—	—	—
Earnings before taxes	$3	$(5)	$15	$13
Taxes	—	(1)	4	3
Net earnings attributable to Campbell Soup Company	$3	$(4)	$11	$10
Diluted net earnings per share attributable to Campbell Soup Company*	$.01	$(.01)	$.04	$.03
*The sum of individual per share amounts may not add due to rounding.

(millions, except per share amounts)	Year Ended July 30, 2023
Gross profit, as reported	$2,917
Add: Restructuring charges, implementation costs and other related costs (1)	18
Deduct: Commodity mark-to-market adjustments (2)	(21)
Adjusted Gross profit	$2,914
Adjusted Gross profit margin	31.1%
Earnings before interest and taxes, as reported	$1,312
Add: Restructuring charges, implementation costs and other related costs (1)	66
Deduct: Commodity mark-to-market adjustments (2)	(21)
Add: Accelerated amortization (3)	7
Add: Costs associated with pending acquisition (4)	5
Deduct: Pension and postretirement adjustments (7)	(15)
Add: Divestiture (8)	13
Adjusted Earnings before interest and taxes	$1,367
Interest, net, as reported	$184
Adjusted Earnings before taxes	$1,183
Taxes on earnings, as reported	$270
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	16
Deduct: Tax expense from commodity mark-to-market adjustments (2)	(5)
Add: Tax benefit from accelerated amortization (3)	2
Add: Tax benefit from costs associated with pending acquisition (4)	1
Deduct: Tax expense from pension and postretirement adjustments (7)	(4)
Adjusted Taxes on earnings	$280
Adjusted effective income tax rate	23.7%
Net earnings attributable to Campbell Soup Company, as reported	$858
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	50
Deduct: Net adjustment from commodity mark-to-market adjustments (2)	(16)
Add: Net adjustment from accelerated amortization (3)	5
Add: Net adjustment from costs associated with pending acquisition (4)	4
Deduct: Net adjustment from pension and postretirement adjustments (7)	(11)
Add: Net adjustment from divestiture (8)	13
Adjusted Net earnings attributable to Campbell Soup Company	$903
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.85
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.17
Deduct: Net adjustment from commodity mark-to-market adjustments (2)	(.05)
Add: Net adjustment from accelerated amortization (3)	.02
Add: Net adjustment from costs associated with pending acquisition (4)	.01
Deduct: Net adjustment from pension and postretirement adjustments (7)	(.04)
Add: Net adjustment from divestiture (8)	.04
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$3.00